Exhibit 12


                            FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:





                                   1995     1994    1993    1992    1991
                                  ------   ------  ------  ------  ------


     Net Income                   $227.0  $200.8  $194.9  $186.9  $180.9

     Add:
      Operating Income Taxes       129.5   114.7   104.5    97.7    92.8
      Other Income Taxes              .1    (0.8)   (0.1)   (0.2)   (0.1)
                                  -------  ------  ------  ------  ------
     Income Before Taxes           356.6   314.7   299.3   284.4   273.6

     Total Interest Charges        104.5   108.4   105.8   100.2    95.2
                                  -------  ------  ------  ------  ------
     Total Earnings (A)           $461.1  $423.1  $405.1  $384.6  $368.8
                                  -------  ------  ------  ------  ------
     Fixed Charges (B)            $104.5  $108.4  $105.8  $100.2   $95.2
                                  -------  ------  ------  ------  ------
      Ratio of Earnings to
       Fixed Charges (A/B)          4.41    3.90    3.83    3.84    3.87
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